Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: July 27, 2023

Catalyst Bancorp, Inc. Announces 2023 Second Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported financial results for the second quarter of 2023. For the quarter, the Company reported net income of $39,000, compared to $73,000 for the first quarter of 2023.

"One by one, we’re adding new customers and expanding existing relationships as our bankers deliver responsive and customized service across Acadiana," said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. "We’re building a dedicated, fully engaged, high character company where people want to bank and maximize the impact of their work."

Capital and Share Repurchases

The Bank continues to maintain an exceptional capital position with a total risk-based capital ratio of 57.27% and 57.69% at June 30, 2023 and March 31, 2023, respectively. At June 30, 2023 and March 31, 2023, consolidated shareholders’ equity totaled $84.3 million, or 31.7% of total assets, and $86.1 million, or 31.2% of total assets, respectively.

On April 27, 2023, the Company announced its second share repurchase plan (the “April 2023 Repurchase Plan”). Under the April 2023 Repurchase Plan, the Company may purchase up to 252,000 shares, or approximately 5% of the Company’s outstanding shares of common stock. During the second quarter of 2023, the Company repurchased 129,070 shares of its common stock at an average cost per share of $10.65. At June 30, 2023, 156,542 shares were available for repurchase under the April 2023 Repurchase Plan.

Loans

Loans totaled $133.5 million at June 30, 2023, up $803,000, or less than 1%, from March 31, 2023. During the second quarter of 2023, commercial and industrial loan growth was partially offset by net declines in our real estate loan portfolio. The decline in construction and land loans was primarily driven by the conversion of construction loans to permanent financing.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	6/30/2023	3/31/2023	Increase (Decrease)
Real estate loans
One- to four-family residential	$85,655	$86,464	$(809)	(1)%
Commercial real estate	19,175	19,303	(128)	(1)
Construction and land	4,620	6,536	(1,916)	(29)
Multi-family residential	3,094	3,146	(52)	(2)
Total real estate loans	112,544	115,449	(2,905)	(3)
Other loans
Commercial and industrial	17,609	14,109	3,500	25
Consumer	3,340	3,132	208	7
Total other loans	20,949	17,241	3,708	22
Total loans	$133,493	$132,690	$803	1%

The majority of the Company’s loan portfolio consists of real estate loans secured by properties in our local market area, the Acadiana region of south Louisiana. Loans secured by one- to four-family residential properties accounted for 64% of total loans and commercial real estate loans accounted for 14% of total loans at June 30, 2023. Our commercial real estate loans are generally secured by retail and industrial use buildings, hotels, strip shopping centers and other properties used for commercial purposes. Approximately 66% of our real estate loans have adjustable rates and, of our total real estate loans, approximately $55.1 million, or 49%, are scheduled to re-price or mature during the next 12 months.

Our non-real estate loans primarily consist of commercial and industrial loans, which amounted to 13% of total loans, at June 30, 2023. This segment of the portfolio largely consists of loans to local businesses involved in industrial manufacturing and equipment, communications, and professional services. Approximately 37% of our commercial and industrial loans have adjustable rates and, of total commercial and industrial loans, approximately $8.8 million, or 50% are scheduled to re-price or mature during the next 12 months.

Credit Quality and Allowance for Loan Losses

At June 30 and March 31, 2023, non-performing assets (“NPAs”) totaled $2.2 million and $2.0 million, respectively, and the ratio of NPAs to total assets was 0.82% and 0.73%, respectively, at such dates. Non-performing loans (“NPLs”) totaled $1.9 million, or 1.42% of total loans, at June 30, 2023 and $1.7 million, or 1.27% of total loans, at March 31, 2023. At June 30, 2023 and March 31, 2023, greater than 94% of total NPLs were one- to four-family residential mortgage loans.

Net loan recoveries totaled $13,000 during the second quarter of 2023, compared to net recoveries of $54,000 for the first quarter of 2023. During the first quarter of 2023, the Company recovered $41,000 of principal from a previously charged-off residential mortgage loan.

At June 30 and March 31, 2023, the allowance for loan losses totaled $2.1 million, or 1.56% of total loans. The total provision for credit losses on loans and unfunded commitments was zero for the first six months of 2023.

Investment Securities

Total investment securities were $89.3 million, or 34% of total assets, at June 30, 2023. Our investment securities portfolio consists primarily of debt obligations issued by the U.S. government and government agencies and government-sponsored mortgage-backed securities. The Company has not purchased investment securities since the fourth quarter of 2022. We have also not sold or reclassified securities during this current period of interest rate hikes by the Federal Reserve, which began in March 2022.

At June 30, 2023, 87% of total investment securities, based on amortized cost, were classified as available-for-sale. Net unrealized losses on securities available-for-sale totaled $10.9 million at June 30, 2023, compared to $10.1 million at March 31, 2023. For the second quarter of 2023, the average yield on the total investment securities portfolio was 1.65%, down one basis point from the first quarter of 2023.

The following table summarizes the amortized cost and fair value of our investment securities portfolio as of June 30, 2023.

	June 30, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$69,804	$1	$(9,477)	$60,328
U.S. Government and agency obligations	10,984	-	(976)	10,008
Municipal obligations	6,031	1	(492)	5,540
Total available-for-sale	$86,819	$2	$(10,945)	$75,876
Securities held-to-maturity
U.S. Government and agency obligations	$13,005	$-	$(2,487)	$10,518
Municipal obligations	463	-	(31)	432
Total held-to-maturity	$13,468	$-	$(2,518)	$10,950

Deposits and Liquidity

Total deposits were $171.4 million at June 30, 2023, down $8.3 million, or 5%, from March 31, 2023. Compared to December 31, 2022, total deposits were up $6.3 million, or 4%, at June 30, 2023. During the first and second quarters of 2023, the average balance of total deposits was $174.6 million and $172.5 million, respectively. The decrease during the second quarter of 2023 was primarily due to decreases in public fund deposits.

Our public funds consist primarily of non-interest bearing and NOW account deposits from municipalities within our market. At June 30, 2023, total public fund deposits amounted to $24.7 million, or 14% of total deposits, compared to $40.1 million, or 22% of total deposits, at March 31, 2023.

Our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit), inclusive of public funds, were approximately $50.2 million at June 30, 2023 and $59.7 million at March 31, 2023. Total uninsured non-public funds deposits were approximately $30.5 million and $24.6 million at June 30 and March 31, 2023, respectively. The full amount of our public fund deposits in excess of the FDIC’s insurance limit are secured by pledging investment securities or by allocating available portions of a letter of credit from the FHLB to collateralize the balances. At June 30, 2023, the amortized cost and fair value of investment securities pledged to secure public fund deposits totaled $48.3 million and $41.8 million, respectively.

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	6/30/2023	3/31/2023	Increase (Decrease)
Non-interest-bearing demand deposits	$41,482	$35,483	$5,999	17%
NOW	34,159	49,252	(15,093)	(31)
Money market	18,798	16,153	2,645	16
Savings	26,927	28,200	(1,273)	(5)
Certificates of deposit	50,007	50,624	(617)	(1)
Total deposits	$171,373	$179,712	$(8,339)	(5)%

The ratio of the Company’s total loans to total deposits was 78% and 74% as of June 30 and March 31, 2023, respectively. In addition to our deposit base, our secondary sources of liquidity include borrowings from the FHLB and a line of credit from our primary correspondent bank. At June 30, 2023, we had available capacity to borrow $47.9 million from the FHLB and an additional $17.8 million on a line of credit with our primary correspondent bank.

Net Interest Income

The net interest margin for the second quarter of 2023 was 3.02%, down eight basis points compared to the prior quarter. The average yield on interest-earning assets increased by 11 basis points to 3.68% for the second quarter of 2023, while the average rate on interest-bearing liabilities increased by 37 basis points to 1.17%, compared to the first quarter of 2023.

Net interest income for the second quarter of 2023 was $1.9 million, down $63,000, or 3%, from the first quarter of 2023 primarily due to an increase in interest expense on deposits (up $118,000, or 51%) partially offset by an increase in interest income on loans (up $62,000, or 4%). Demand for higher rates on deposit accounts remained persistent during the second quarter of 2023 largely driven by competitor offerings.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	6/30/2023			3/31/2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$133,394	$1,691	5.09%	$133,781	$1,629	4.94%
Investment securities(TE)(2)	101,630	413	1.65	103,739	427	1.66
Other interest earning assets	18,403	218	4.73	19,820	211	4.33
Total interest-earning assets(TE)	$253,427	$2,322	3.68%	$257,340	$2,267	3.57%
INTEREST-BEARING LIABILITIES
NOW, money market and savings accounts	$83,962	$142	0.68%	$90,972	$81	0.36%
Certificates of deposit	51,185	209	1.64	51,528	152	1.20
Total interest-bearing deposits	135,147	351	1.04	142,500	233	0.66
FHLB advances	9,264	68	2.94	9,216	68	2.96
Total interest-bearing liabilities	$144,411	$419	1.17%	$151,716	$301	0.80%
Net interest-earning assets	$109,016			$105,624
Net interest income; average interest rate spread(TE)		$1,903	2.51%		$1,966	2.77%
Net interest margin(TE)(3)			3.02%			3.10%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the second quarter of 2023 was $317,000, up $23,000, or 8%, from the first quarter of 2023 primarily due to higher debit card income.

Non-interest Expense

Non-interest expense for the second quarter of 2023 totaled $2.2 million, up $6,000 compared to the first quarter of 2023.

Salaries and employee benefits expense totaled $1.2 million for the second quarter of 2023, down $25,000, or 2%, from the prior quarter. Compensation expense related to our ESOP was down from the prior quarter due to a decline in the average market price of the Company’s common stock.

Occupancy and equipment expense totaled $198,000 for the second quarter of 2023, down $15,000, or 7%, from the prior quarter primarily due to a decline in repairs and maintenance expense.

Professional fees totaled $117,000 for the second quarter of 2023, down $12,000, or 9%, from the prior quarter primarily due to lower audit and consulting expenses.

Foreclosed assets expense totaled $63,000 for the second quarter of 2023, up $61,000 from the prior quarter. During the second quarter of 2023, the Company recorded a write-down of $62,000 on real estate held as foreclosed assets. The real estate had a carrying value of $320,000 at March 31, 2023 and the sale of the property closed in July 2023.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $266.0 million in assets at June 30, 2023. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bank, visit www.catalystbank.com.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and Catalyst Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)
(Dollars in thousands)	6/30/2023	3/31/2023	12/31/2022	6/30/2022
ASSETS
Non-interest-bearing cash	$4,769	$3,531	$5,092	$4,553
Interest-bearing cash and due from banks	15,022	23,996	8,380	24,582
Total cash and cash equivalents	19,791	27,527	13,472	29,135
Investment securities:
Securities available-for-sale, at fair value	75,876	78,937	79,602	82,276
Securities held-to-maturity	13,468	13,471	13,475	13,486
Loans receivable, net of unearned income	133,493	132,690	133,607	133,869
Allowance for loan losses	(2,081)	(2,070)	(1,807)	(1,980)
Loans receivable, net	131,412	130,620	131,800	131,889
Accrued interest receivable	707	675	673	556
Foreclosed assets	296	320	320	320
Premises and equipment, net	6,111	6,202	6,303	6,494
Stock in correspondent banks, at cost	1,839	1,823	1,808	1,795
Bank-owned life insurance	13,813	13,714	13,617	13,422
Other assets	2,662	2,539	2,254	1,804
TOTAL ASSETS	$265,975	$275,828	$263,324	$281,177

LIABILITIES
Deposits:
Non-interest-bearing	$41,482	$35,483	$33,657	$30,400
Interest-bearing	129,891	144,229	131,437	148,335
Total deposits	171,373	179,712	165,094	178,735
Federal Home Loan Bank advances	9,288	9,243	9,198	9,108
Other liabilities	977	747	558	727
TOTAL LIABILITIES	181,638	189,702	174,850	188,570

SHAREHOLDERS' EQUITY
Common stock	49	51	53	53
Additional paid-in capital	47,032	48,259	51,062	50,838
Unallocated common stock held by benefit plans	(6,616)	(6,664)	(6,307)	(4,073)
Retained earnings	52,517	52,478	52,740	52,434
Accumulated other comprehensive income (loss)	(8,645)	(7,998)	(9,074)	(6,645)
TOTAL SHAREHOLDERS' EQUITY	84,337	86,126	88,474	92,607
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$265,975	$275,828	$263,324	$281,177

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
INTEREST INCOME
Loans receivable, including fees	$1,691	$1,629	$1,555	$3,320	$3,118
Investment securities	413	427	352	840	681
Other	218	211	58	429	77
Total interest income	2,322	2,267	1,965	4,589	3,876
INTEREST EXPENSE
Deposits	351	233	87	584	179
Advances from Federal Home Loan Bank	68	68	68	136	136
Total interest expense	419	301	155	720	315
Net interest income	1,903	1,966	1,810	3,869	3,561
Provision for (reversal of) credit losses	-	-	(189)	-	(260)
Net interest income after provision for (reversal of) loan losses	1,903	1,966	1,999	3,869	3,821
NON-INTEREST INCOME
Service charges on deposit accounts	200	183	182	383	350
Gain (loss) on disposals and sales of fixed assets	-	-	(77)	-	(77)
Bank-owned life insurance	99	97	98	196	119
Federal community development grant	-	-	171	-	171
Other	18	14	5	32	13
Total non-interest income	317	294	379	611	576
NON-INTEREST EXPENSE
Salaries and employee benefits	1,178	1,203	1,218	2,381	2,479
Occupancy and equipment	198	213	227	411	437
Data processing and communication	220	227	242	447	450
Professional fees	117	129	175	246	315
Directors’ fees	114	115	55	229	110
ATM and debit card	61	58	59	119	108
Foreclosed assets, net	63	2	1	65	(3)
Advertising and marketing	22	30	109	52	151
Franchise and shares tax	25	27	58	52	116
Other	193	181	240	374	422
Total non-interest expense	2,191	2,185	2,384	4,376	4,585
Income (loss) before income tax expense	29	75	(6)	104	(188)
Income tax expense (benefit)	(10)	2	(21)	(8)	(62)
NET INCOME (LOSS)	$39	$73	$15	$112	$(126)

Earnings (loss) per share:
Basic	$0.01	$0.02	$0.01	$0.03	$(0.02)
Diluted	0.01	0.02	N/A	0.03	N/A

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
EARNINGS DATA
Total interest income	$2,322	$2,267	$1,965	$4,589	$3,876
Total interest expense	419	301	155	720	315
Net interest income	1,903	1,966	1,810	3,869	3,561
Provision for (reversal of) credit losses	-	-	(189)	-	(260)
Total non-interest income	317	294	379	611	576
Total non-interest expense	2,191	2,185	2,384	4,376	4,585
Income tax expense (benefit)	(10)	2	(21)	(8)	(62)
Net income (loss)	$39	$73	$15	$112	$(126)

AVERAGE BALANCE SHEET DATA
Total assets	$268,095	$271,940	$286,529	$270,007	$286,741
Total interest-earning assets	253,427	257,340	268,303	255,373	271,259
Total loans	133,394	133,781	134,058	133,586	132,542
Total interest-bearing deposits	135,147	142,500	150,582	138,803	149,210
Total interest-bearing liabilities	144,411	151,716	159,661	148,043	158,267
Total deposits	172,526	174,597	183,316	173,555	181,476
Total shareholders' equity	85,421	87,350	93,514	86,380	95,429

SELECTED RATIOS
Return on average assets	0.06%	0.11%	0.02%	0.08%	(0.09)%
Return on average equity	0.18	0.34	0.06	0.26	(0.27)
Efficiency ratio	98.73	96.68	108.93	97.69	110.84
Net interest margin(TE)	3.02	3.10	2.71	3.06	2.65
Average equity to average assets	31.86	32.12	32.64	31.99	33.28
Common equity Tier 1 capital ratio(1)	56.02	56.43	58.51
Tier 1 leverage capital ratio(1)	30.64	30.11	28.43
Total risk-based capital ratio(1)	57.27	57.69	59.76

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses:
Beginning balance	$2,070	$1,807	$2,173	$1,807	$2,276
CECL adoption impact	-	209	-	209	-
Provision for (reversal of) loan losses	(2)	-	(189)	(2)	(260)
Charge-offs	(10)	(7)	(38)	(17)	(101)
Recoveries	23	61	34	84	65
Net (charge-offs) recoveries	13	54	(4)	67	(36)
Ending balance	$2,081	$2,070	$1,980	$2,081	$1,980

Allowance for unfunded commitments:
Beginning balance	216	-	-	-	-
CECL adoption impact	-	216	-	216	-
Provision for losses on unfunded commitments	2	-	-	2	-
Ending balance	$218	$216	$-	$218	$-

Total allowance for credit losses, end of period	$2,299	$2,286	$1,980	$2,299	$1,980
Total provision for (reversal of) credit losses	-	-	(189)	-	(260)

CREDIT QUALITY
Non-accruing loans	$1,629	$1,618	$1,246
Accruing loans 90 days or more past due	260	69	41
Total non-performing loans	1,889	1,687	1,287
Foreclosed assets	296	320	320
Total non-performing assets	$2,185	$2,007	$1,607

Total non-performing loans to total loans	1.42%	1.27%	0.96%
Total non-performing assets to total assets	0.82	0.73	0.57